EXHIBIT 12



                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                                                                                 For the Six Months
                                                                   For the Years Ended                                  Ended
                                    ----------------------------------------------------------------------------------------------
                                        1995             1996             1997            1998             1999          6/00

Earnings:
     Income before provision for
       income taxes                 $    298,500     $   473,800     $    661,100     $   600,500      $   953,500    $    646,700

Add: Fixed  Charges
     Interest expense (gross)          2,699,769       2,865,800        4,012,209       4,501,242        4,839,810       3,478,960

        Interest factor in rents          22,064          25,515           29,351          38,517           52,563          30,994
                                    ------------     -----------     ------------    ------------      -----------    ------------

        Total fixed charges            2,721,833       2,891,315        4,041,560       4,539,759        4,892,373       3,509,954


Earnings before fixed charges,
   and  provision for income taxes  $  3,020,333     $ 3,365,115     $  4,702,660     $ 5,140,259      $ 5,845,873     $ 4,156,654
                                    ============     ===========     ============     ===========      ===========     ===========

Ratio of earnings to fixed charges          1.11            1.16             1.16            1.13             1.19            1.18
                                    ============     ===========    =============    ============     ============     ===========